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                                                                     EXHIBIT 99B


                      EXECUTIVE DEFERRED COMPENSATION PLAN

                               HON INDUSTRIES INC.


               As Amended and Restated Effective November 7, 2002

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                                TABLE OF CONTENTS

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                                                                                 Page
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1.   AMENDMENT AND RESTATEMENT......................................................1
     1.1.   Amendment and Restatement...............................................1
     1.2.   Purposes................................................................1
     1.3.   Application of the Plan.................................................1

2.   DEFINITIONS....................................................................1
     2.1.   Definitions.............................................................1
     2.2.   Gender and Number.......................................................3

3.   ELIGIBILITY AND PARTICIPATION..................................................3
     3.1.   Eligibility.............................................................3
     3.2.   Participation...........................................................3
     3.3.   Partial Year Participation..............................................4

4.   DEFERRAL OPPORTUNITY...........................................................4
     4.1.   Deferral Amount.........................................................4
     4.2    Annual Compensation Deferral Election...................................4
     4.3.   Adjustment in Deferred Amount...........................................5
     4.4.   Deferral of Receipt of Shares under Stock-Based Compensation Plans......6
     4.5.   Length of Deferral......................................................7
     4.6    Form of Payment.........................................................7
     4.7.   Termination from Service Other Than Retirement or Death.................8
     4.8.   Death Benefit...........................................................8
     4.9.   Financial Hardship......................................................8
     4.10.  Distribution With Financial Penalty.....................................9
     4.11.  Financial Determination................................................10
     4.12.  Vesting................................................................10
     4.13.  Funding................................................................10
     4.14.  Deduction Issues.......................................................11

5.   INDIVIDUAL ACCOUNTS...........................................................11
     5.1.   Participants' Accounts.................................................11
     5.2.   Charges Against Accounts...............................................11
     5.3.   Participant Statements.................................................11

6.   ADMINISTRATION................................................................11
     6.1.   Administration.........................................................11
     6.2.   Decisions Binding......................................................11
     6.3.   Expenses...............................................................11
     6.4.   Indemnification and Exculpation........................................12

7.   BENEFICIARY DESIGNATION.......................................................12
     7.1.   Designation of Beneficiary.............................................12
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     7.2.   Death of Beneficiary...................................................12
     7.3.   Ineffective Designation................................................12

8.   WITHHOLDING OF TAXES..........................................................12

9.   CHANGE IN CONTROL. AMENDMENT, AND TERMINATION.................................12
     9.1.   Change in Control......................................................12
     9.2    Plan Amendment and Termination.........................................14

10.  CLAIMS PROCEDURE..............................................................14
     10.1.  Initial Claim..........................................................14
     10.2.  Denial of Claim........................................................14
     10.3.  Review of Claim Denial.................................................14

11.  MISCELLANEOUS.................................................................14
     11.1.  Unfunded Plan..........................................................14
     11.2.  Nontransferability.....................................................15
     11.3.  Successors.............................................................15
     11.4.  Severability...........................................................15
     11.5.  Applicable Law.........................................................15

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                               HON INDUSTRIES INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

1.   AMENDMENT AND RESTATEMENT

     1.1. AMENDMENT AND RESTATEMENT. HON INDUSTRIES Inc., an Iowa corporation (the "Company"), hereby amends and restates, effective as of November 7, 2002 (the "Effective Date"), the HON INDUSTRIES Inc. Executive Deferred Compensation Plan (the "Plan"), a deferred compensation plan for its eligible employees. The Plan was most recently amended and restated effective November 9, 2000.

     1.2. PURPOSES. The purpose of the Plan is to give eligible executives the opportunity to defer the receipt of compensation to supplement their retirement savings and to achieve their personal financial planning goals.

     1.3. APPLICATION OF THE PLAN. The terms of the Plan, as amended and restated, shall apply only to eligible executives who are in the active employ of an Employer on and after the Effective Date; provided, however, changes in distribution options that are effective November 8, 2002 will apply to former employees who still have an Account under the Plan.

2.   DEFINITIONS

     2.1. DEFINITIONS. Whenever used in the Plan, the following terms shall have the meaning set forth below and, when the defined meaning is intended, the term is capitalized:

     (a) "Account" shall mean the aggregate of the individual bookkeeping Cash Subaccount, Transferable Stock Subaccount, and Nontransferable Stock Subaccount established for each Participant, including any subaccounts of the Cash Subaccount, Transferable Stock Subaccount and Nontransferable Stock Subaccount established under the Plan, for the purpose of crediting a Participant's deferrals and earnings hereunder, as further described in Section 5.1.

     (b) "Annual Bonus" means bonus awards awarded by the Company to a Participant as provided in the HON INDUSTRIES Inc. Executive Bonus Plan, or any successor plan thereto.

     (c) "Base Salary" means the annualized salary as of the close of each Plan Year, including all regular basic wages before reduction for any amounts deferred on a tax-qualified or nonqualified basis, payable in cash to a Participant for services rendered to an Employer during the Plan Year. Base Salary shall exclude bonuses, incentive compensation, special fees or awards, allowances, or any other

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            form of premium or incentive pay, or amounts designated by an
            Employer as payment toward or reimbursement of expenses.

     (d)    "Board of Directors" means the board of directors of the Company.

     (e) "Cash Profit Sharing" means amounts paid by the Company under the HON INDUSTRIES Inc. Cash Profit Sharing Plan, or any successor plan thereto.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     (g) "Committee" means the Human Resources and Compensation Committee of the Board of Directors or a delegate of such Committee.

     (h) "Compensation" means the remuneration paid or awarded to the Participant by an Employer as Base Salary, Annual Bonus, Cash Profit Sharing or as an LTIP Award or LTP Award.

     (i)    "Company" means HON INDUSTRIES Inc., an Iowa corporation.

     (j) "Deferred Amount" means, with respect to a Participant, the Compensation deferred for a Plan Year under the Plan pursuant to the Participant's election in accordance with Section 4.2 for such Plan Year.

     (k) "Employer" means the Company, and any Subsidiary which adopts the Plan or which continues the Plan as a successor under Section 11.3.

     (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

     (m) "LTP Award" means any payment made pursuant to the HON INDUSTRIES Long-Term Performance Plan.

     (n) "LTIP Award" means any payment made pursuant to the HON INDUSTRIES Inc. Executive Long-Term Incentive Compensation Plan.

     (o) "Net Shares" means the difference between the number of shares of Stock subject to a stock option exercise and the number of shares of Stock delivered to the Company to satisfy the stock option exercise price less any shares used to satisfy the minimum amount of FICA or withholding taxes due upon the stock option exercise as may be elected by the Participant.

     (p)    "Participant" means an individual who satisfies the requirements of
            Section 3.1.

     (q) "Plan Year" means the consecutive 12-month period beginning each January 1 and ending December 31.

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     (r)    "Prime Rate" means the interest rate charged by the Northern Trust
            Company, Chicago, Illinois on corporate loans made to their best customers as of the first business day coincident with or immediately following the January 1 of each Plan Year.

     (s) "Retirement" means the discontinuance of employment with the Company and its Subsidiaries after the attainment of age 65, or age 55 with ten years of service with an Employer.

     (t) "Subsidiary" means a corporation which is wholly owned by the Company.

     (u)    "Stock" means the Company's common stock, $1.00 par value.

     (v) "Termination from Service" means the discontinuance of employment with the Company and its Subsidiaries by reason of resignation, discharge, Retirement, disability, or death. A transfer of employment from the Company or a Subsidiary to another Subsidiary shall not constitute a Termination from Service.

     (w) "Stock Unit" means the notational unit representing the right to receive one share of Stock.

     2.2. GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine term used in the Plan also shall include the feminine gender; and the definition of any plural shall include the singular and the singular shall include the plural.

3.   ELIGIBILITY AND PARTICIPATION

     3.1. ELIGIBILITY. Subject to Section 9.1, participation in the Plan shall be limited to those executive employees of an Employer who are eligible to participate in the HON INDUSTRIES Inc. Executive Bonus Plan.

     3.2. PARTICIPATION. Eligible executive employees shall be notified of their ability to participate prior to the beginning of each Plan Year in which they are eligible, or as soon as administratively possible thereafter.

     No employee shall have the right to be selected to participate in the Plan or, having been so selected, to be selected to participate in any future Plan Year. Further, nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant's employment at any time, nor confer upon any Participant a right to continue in the employ of an Employer, and all Participants shall remain subject to change of salary and other terms of employment, transfer, change of job, discipline, layoff, discharge, or any other change of status.

     In the event a Participant ceases to be eligible for continued participation in the Plan for any reason, such individual shall become an inactive Participant, retaining all the rights relating to previous deferrals as described under the Plan, except the right to make any further deferrals,

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until such time that such individual again is determined by the Committee to be an active Participant.

     3.3. PARTIAL YEAR PARTICIPATION. In the event that an individual becomes eligible to participate in the Plan after the beginning of a Plan Year, an Employer may allow such individual to elect a deferral amount pursuant to
Section 4.2 for such Plan Year within thirty (30) calendar days after the individual becomes eligible to so participate (but before the end of such Plan
Year). An election submitted pursuant to this Section 3.3 shall apply only to Compensation earned or awarded for the Plan Year during the period subsequent to the date on which a valid election to defer is received by the Employer from that Participant.

4.   DEFERRAL OPPORTUNITY

     4.1. DEFERRAL AMOUNT. A Participant may elect to defer all or a portion of his Compensation earned or awarded for a Plan Year, as set forth in
Section 4.2.

     4.2    ANNUAL COMPENSATION DEFERRAL ELECTION.

     (a) For each Plan Year, each Participant may elect to defer the payment of one or more components of Compensation earned or awarded for a Plan Year as set forth in Section 4.2(b) by filing a form in accordance with rules prescribed by the Committee. The election shall specify the percentage or dollar amount of the Deferred Amount that is to be credited to the Cash Subaccount and the Transferable Stock Subaccount.

     (b)    Each Participant's election shall specify:

            (1) The Deferred Amount, expressed as percentage or a flat dollar amount of each of:

                  (A) The Participant's Base Salary earned during the Plan Year (or such shorter period commencing on the date of the Participant's election under this Section);

                  (B)   The Participant's Annual Bonus awarded for the Plan
                        Year;

                  (C) The Participant's Cash Profit Sharing payable during the Plan Year;

                  (D) The Participant's LTIP Award which is paid during the Plan Year (for the prior award period);

                  (E) The Participant's LTP Award which is paid during the Plan Year (for the prior award period); and

                  (F) Any other amounts designated by the Company from time to time.

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            (2)   The Participant must elect an annualized Deferred Amount of at least $10,000.

     (c) Any election to defer amounts specified in Section 4.2(b) for any Plan Year shall be made at any time before the commencement of such Plan Year and shall be effective as of the beginning of such Plan Year. Subject to Section 4.6(d), an election under this Section 4.2 shall be irrevocable with respect to the Deferred Amount for the Plan Year for which the election is in effect.

     (d) All Participants that are anticipated to have a balance after January 1, 2004 shall be asked to file an election specifying the Future Plan Years or events at which time Deferred Amounts will be payable. The election shall also specify the form of payment. All Participants with an Account under the Plan prior to January 1, 2003, shall, by December 31, 2002, file with the Plan a new election which shall supersede all prior elections. Any new election must specify a distribution date no sooner than January 1, 2004. A Participant's election shall control the time and form of the Participant's distribution except as provided in Section 4.6(d).

     4.3.   ADJUSTMENT IN DEFERRED AMOUNT.

     (a) The Deferred Amount credited to the Participant's Cash Subaccount shall be credited as of the last day of each month with earnings, computed on a monthly basis and compounded monthly, in an amount equal to the product of the ending monthly balance credited to the Participant's Cash Subaccount, multiplied by a rate equal to one (1) percentage point above the current Prime Rate.

     (b) The Deferred Amount credited to the Participant's Transferable Stock Subaccount shall be invested in that number of whole and fractional Stock Units determined by dividing the amount (expressed in dollars) of the Deferred Amount (and any earnings credited to such amount) by the closing market price of a share on the Company's quarterly dividend payment date. Deferred Amounts to be credited to the Participant's Transferable Stock Subaccount on the next quarterly dividend payment date shall be credited with earnings in the same manner as Deferred Amounts credited to the Participant's Cash Subaccount. If the national exchange on which the Stock is traded is not open for business on a quarterly dividend payment date, then the closing market price on the most recent date on which the exchange was open shall be used. The Transferable Stock Subaccount shall be so invested on the date the Deferred Amount would otherwise have been paid to the Participant. On each date when the Company pays a cash dividend, the Transferable Stock Subaccount shall be credited with a number of additional Stock Units determined under the following sentence. The number of additional Stock Units is equal to the amount of cash dividends paid by the Company on such date on that number of Stock Units credited to the Transferable Stock Subaccount on the record date for the dividend payment, divided by the closing market price per share of Stock on the date the dividend is paid. Appropriate adjustments in the Transferable Stock Subaccount shall be made as equitably required to prevent dilution or enlargement of the subaccount from any stock dividend, stock split, reorganization or other such corporate transaction or event.

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     (c)    A Participant may transfer amounts between the Cash Subaccount and the Transferable Stock Subaccount pursuant to this Section 4.3(c). Once each calendar quarter, during the trading window selected by management for Section 16 officers, each Participant may:

            (1) elect to convert a portion or all of the Stock Units credited to the Participant's Transferable Stock Subaccount to an equivalent hypothetical cash amount, based upon the closing price of a share of Stock on the date the election is received by the Company, and such hypothetical cash amount shall be added to the Participant's Cash Subaccount, or

            (2) elect to convert a portion or all of the amount credited to the Participant's Cash Subaccount to an equivalent number of Stock Units, based upon the closing price of a share of Stock on the date the election is received by the Company, and such Stock Units shall be added to the Participant's Transferable Stock Subaccount.

     (d) Earnings shall be credited to a Participant's Cash Subaccount and dividends shall be credited to a Participant's Transferable Stock Subaccount until such time as the final payment from the Account.

     4.4 DEFERRAL OF RECEIPT OF SHARES UNDER STOCK-BASED COMPENSATION PLANS. This Section establishes special procedures for deferring the delivery and receipt of Stock which Participants may receive pursuant to an award under the HON INDUSTRIES Inc. Stock-Based Compensation Plan or any similar Plan the Company may from time to time adopt. The Stock awards are governed by the stock plan under which they are granted. No stock options, restricted stock or derivative stock awards are authorized to be issued under the Plan. Participants who elect to defer receipt of Stock will have no rights as stock holders of the Company with respect to allocations made to their Nontransferable Stock Subaccounts established under this Section except the right to receive dividend equivalent allocations as hereafter described.

     (a) The Committee shall establish procedures for making deferral elections with respect to awards and such procedures may vary depending on the nature of the award. Such procedures shall establish the amount of time prior to the date a Participant would be in constructive receipt of the shares subject to the award that a Participant must make a deferral election. Any such election involving shares which have been issued (e.g., restricted stock awards) shall be conditioned on the Participant transferring the shares to the Company.

     (b) This paragraph provides additional rules with respect to the deferral of receipt of Stock upon the exercise of a nonqualified stock option. A Participant can elect to defer receipt of Net Shares of Stock resulting from a stock-for-stock exercise of an exercisable stock option issued to the Participant by completing and submitting to the Company an irrevocable stock option deferral election by a date which is at least six months in advance of the date of exercise of the stock option and in the calendar year prior to the date of the exercise of the stock option. The stock option exercise must occur on or prior to the expiration date of the stock option and must be accomplished by delivering by the attestation method, on or prior to the exercise date,

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shares of Stock which have been personally owned by the Participant for at least six months prior to the exercise date and have not been used in a stock swap in the prior six months. At the time of the deferral election the Participant may designate that some of the shares subject to the stock option shall be used to satisfy FICA or any other taxes due upon the stock option exercise but only to the extent of the minimum amount required under applicable withholding regulations. A Participant's deferral election shall not be effective if the stock option as to which the Participant has made the deferral election terminates prior to the exercise date selected by the Participant. If the Participant dies or fails to deliver shares of Stock which have been personally owned by the Participant at least six months prior to the exercise date (and have not been used in a stock swap in the prior six months) in payment of the exercise price, then the deferral election shall not be effective.

     (c) A Nontransferable Stock Subaccount will be established for each Participant with respect to each deferral election made pursuant to this Section
4.4. For each Net Share deferred, a Stock Unit will be credited as of the date of the stock option exercise to the Nontransferable Stock Subaccount so established. The Committee shall adjust the Nontransferable Stock Subaccount of each Participant to reflect dividends payable with respect to the Stock from time to time in the same manner described in Section 4.3(b) with respect to Transferable Stock Subaccounts. Amounts credited to a Participant's Nontransferable Stock Subaccount may not be converted to the Cash Subaccount.

     4.5. LENGTH OF DEFERRAL. Each Participant must elect the subsequent Plan Year in which a Deferred Amount, and earnings credited thereon, is payable. The length of each period commencing on the date of the Participant's election and ending on the date of payment with respect to a Deferred Amount and earnings thereon, as elected by a Participant, for a Plan Year shall be not less than one
(1) year following the end of the Plan Year for which the election is made.

     4.6    FORM OF PAYMENT.

     (a) Subject to Section 4.6, each Deferred Amount, and earnings thereon, shall be payable, pursuant to the Participant's election under Section 4.2, in the form of either:

            (1)   a single sum payment, or

            (2) monthly, quarterly or annual installment payments of a specified dollar amount or number of shares.

     Amounts from the Cash Subaccount are payable in cash. Amounts from the Transferable Stock Subaccount and Nontransferable Stock Subaccount shall be payable in Stock, except fractional shares shall be distributed in the form of cash. The Company shall reduce the amount of any cash or Stock payment to the extent the Company deems appropriate for federal, state or local tax withholding or other purposes required by law or authorized by the Participant.

     (b) If the Participant elects payment in the form of annual installment payments, the initial installment payment shall be made on January 31 of the Plan Year selected by the Participant. The remaining annual installment payments shall be made in January each year thereafter until the Participant's entire Account has been paid. If the Participant elects payment

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in the form of installments, the installment payments will be made on the closest regular payroll date selected by the Company. The minimum annualized installment payments of stock, cash or both, shall have a value of $25,000. If on January 31 of the Plan Year the balance of such Participant's Account is less than $25,000 the entire balance will be paid to the Participant. In any event, the remaining balance of a Participant's Account shall be paid on the 25th anniversary of the first payment.

     (c) During the installment payment period, earnings and dividends shall be credited with respect to the Participant's Account in the manner provided in
Section 4.3(a) and (b). [The amount of each installment payment shall be equal to the balance remaining in the Participant's Account (or, if the election is with respect to a subaccount, such subaccount) immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant's Account (or, as applicable, subaccount)].

     (d) A Participant may change an election with respect to payment of a Deferred Amount and earnings thereon to any frequency or amount otherwise permitted under the Plan, provided that such election is made more than one year prior to the date for payment commencement previously elected by the Participant with respect to such Deferred Amount and earnings thereon, and provided that any new deferral period resulting from such a change in election shall not end less than one (1) year following the end of the Plan Year in which such new election is made. The Committee, at its sole discretion, may determine for any reason that such change in election will not be allowed. If the requirements for changing an election set forth in this paragraph are not satisfied, a Participant's election of the form and timing of payment with respect to a Deferred Amount may not be changed or revoked.

     4.7. TERMINATION FROM SERVICE OTHER THAN RETIREMENT OR DEATH. Notwithstanding any election by a Participant pursuant to Section 4.2, in the case of any Participant who incurs a Termination from Service during a Plan Year for any reason other than Retirement or Death, payment of the Participant's Account shall be made in a single sum payment (regardless of the form otherwise elected by the Participant) as soon as administratively reasonable in conformity with normal payroll schedules.

     4.8. DEATH BENEFIT. If a Participant dies with all or a portion of his Account unpaid, the remaining amount shall be paid to his beneficiary, as designated in accordance with Article 7, in the form (lump sum or installments) and time elected by the Participant under Section 4.6. Notwithstanding the foregoing, the Committee may alter the form and timing of any payments after taking into account the circumstances of the Participant's death and the welfare of the Participant's beneficiary. Upon the death of a Participant all rights and privileges of the Participant contained in Article 4, shall inure to the benefit of such Participant's designated beneficiary in accordance with Article 7.

     4.9. FINANCIAL HARDSHIP. The Committee shall have the sole authority to alter the timing or manner of payment of a Participant's Account in the event that the Participant (or the Participant's beneficiary, if the Participant has died)

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establishes, to the satisfaction of the Committee, severe financial and/or medical hardship at the time of distribution. In such event the Committee may:

     (a) Provide that all or a portion of any Deferred Amount and earnings thereon be paid immediately in a single sum payment, or

     (b) Provide that all or a portion of the installments payable over a period of time shall be paid immediately in a single sum payment; or

     (c) Provide for such other installment payment schedule as deemed appropriate by the Committee under the circumstances.

     However, the amount distributed pursuant to this Section shall not exceed that amount which is reasonably necessary, as determined by the Committee, for the Participant or beneficiary to meet the financial and/or medical hardship at the time of distribution. A request for a payment for hardship reasons must be accompanied or supplemented by such evidence of hardship as the Committee may reasonably require.

     The severity of the financial and/or medical hardship shall be judged by the Committee. Severe financial and/or medical hardship will be deemed to exist in the event of the Participant's or beneficiary's long and serious illness, impending bankruptcy, or other similar unforeseeable and extraordinary circumstances arising as a result of events beyond the control of the Participant or beneficiary. The Committee's decision with respect to the severity of financial and/or medical hardship and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final, conclusive, and not subject to appeal.

     4.10.  DISTRIBUTION WITH FINANCIAL PENALTY.

     (a) The Participant (or the Participant's Beneficiary who is receiving installment payments under the Plan) may elect, in writing, to withdraw all or a portion of a Participant's Account at any time prior to the time such Account otherwise becomes payable under the Plan, provided the conditions specified in this Section 4.10 are satisfied. Withdrawal's will be made first from the Cash Subaccount, then the Transferable Stock Subaccount, and then the Nontransferable Stock Subaccount.

     (b) In the event of a withdrawal pursuant to Section 4.10(a), the Participant shall forfeit from the Participant's Account an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the Participant's Account prior to giving effect to the requested withdrawal or acceleration. Neither the Participant nor the Participant's Beneficiary shall have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant's Beneficiary or any other person with regard to the forfeited amount.

     (c) In no event shall the amount withdrawn in accordance with Section 4.10(a) be less than the lesser of (i) 25% of the amount credited to such Participant's Account immediately prior to the withdrawal or (ii) $10,000. Notwithstanding the foregoing, if the Participant is not

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employed at the time of the request for withdrawal, the Participant must withdraw the entire remaining balance of the Participant's Account.

     (d) In the event of a withdrawal pursuant to Section 4.10(a), a Participant who is otherwise eligible to make deferrals of Compensation under this Plan shall be prohibited from making such deferrals with respect to the remainder of the current Plan Year and the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals of Compensation for such Plan Years of the Plan shall be void and of no effect.

     4.11. FINANCIAL DETERMINATION. As soon as practicable after a Triggering Event, the value of each Participant's Account (determined as of the last day of the month preceding the date of payment) shall be paid in full to such Participant and/or such Participant's beneficiary as promptly as practicable, and the Plan shall terminate. For purposes of this Section, a "Triggering Event" shall include any of the followings:

     (a) A lender to the Company notifies the Company of default under a credit agreement and the default is not cured within 90 days.

     (b) As of any fiscal quarter the Company's coverage for the most recent trailing four quarters falls below 2.0 to 1.0 as calculated by Consolidated Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) divided by Consolidated Interest Expense. For purposes of this calculation non-cash writeoffs shall be excluded.

     (c) As of any fiscal quarter the Company's ratio of Total Assets to Total Liabilities, as reflected on the Company's balance sheet, becomes less than 1 to 1.

     4.12. VESTING. A Participant shall have a full and immediate nonforfeitable interest in his Account at all times.

     4.13. FUNDING. The Company's obligations under the Plan shall in every case be an unfunded and unsecured promise to pay. Each Participant's or beneficiary's rights under the Plan shall be no greater than those of general, unsecured creditors of the Company. The amount of each Participant's Account shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate, and, except as provided in the next sentence, no Plan provision or action taken pursuant to the Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer and a Participant or any other person. All amounts paid under the Plan shall be paid in cash from the general assets of an Employer, and an Employer shall not be obligated under any circumstances to fund its financial obligations under the Plan, except that, notwithstanding the foregoing, the Company shall be obligated not later than upon the occurrence of a Change in Control (as defined in Section 9.1(b)), to transfer assets to one or more irrevocable grantor trusts established by the Company in an amount at least sufficient to provide for the obligations of the Employers under the Plan as of the date of such transfer and,

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effective as of such date, the provision contained in Section 4.11 shall be null and void. The assets of any such trust shall at all times be subject to the claims of the general unsecured creditors of the Employers and not be subject to the prior claim of any Participant or beneficiary under the Plan. Any such trust so established and the rights and obligations of any individual, the Employers, and the trustee in such trust shall be governed exclusively by such trust; provided that the provisions of the Plan shall govern exclusively the rights of a Participant or beneficiary to benefits under the Plan.

     4.14.  DEDUCTION ISSUES. Notwithstanding the foregoing provisions of this
Article 4, if the deduction of all or any portion of any payment otherwise due to be made by the Company under the Plan would be disallowed solely by reason of
Section 162(m) of the Code, but for the operation of this Section, then such payment (or portion thereof) shall be deferred and made at the earliest time that Section 162(m) would not apply to disallow the corresponding deduction by the Company.

5.   INDIVIDUAL ACCOUNTS

     5.1. PARTICIPANTS' ACCOUNTS. The Company shall establish and maintain an Account for each Participant under the Plan for the benefit of such Participant, consisting of a Cash Subaccount, Transferable Stock Subaccount and Nontransferable Stock Subaccount. Each such subaccount shall be credited with a Participant's Deferred Amount at the time such amounts otherwise would have been paid to the Participant had such amounts not been deferred, and shall be credited with earnings in accordance with Section 4.3.

     5.2. CHARGES AGAINST ACCOUNTS. There shall be charged against each Participant's Account any payments made to the Participant or to a Participant's beneficiary.

     5.3. PARTICIPANT STATEMENTS. Statements that identify the Participant's Account balance shall be provided to Participants on a quarterly basis in writing or by electronic means as determined by the Committee.

6.   ADMINISTRATION

     6.1. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan.

     6.2. DECISIONS BINDING. All determinations and decisions made by the Committee, pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its owners, employees, Participants and their estates and beneficiaries.

     6.3. EXPENSES. The expenses of administering the Plan shall be borne by the Company.

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     6.4.   INDEMNIFICATION AND EXCULPATION. The agents, officers, directors, and employees of the Company and its Subsidiaries and the Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

7.   BENEFICIARY DESIGNATION

     7.1. DESIGNATION OF BENEFICIARY. Each Participant shall be entitled to designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in a form prescribed by the Committee. The Participant may change his or her designation of beneficiary at any time, on a form prescribed by the Committee. The filing of a new beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.

     7.2. DEATH OF BENEFICIARY. In the event that all the beneficiaries named by a Participant, pursuant to Section 7.1 herein, predecease the Participant, the deferred amounts that would have been paid to the Participant shall be paid to the Participant's estate.

     7.3. INEFFECTIVE DESIGNATION. In the event the Participant does not designate a beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant's estate.

8.   WITHHOLDING OF TAXES

     The Company shall have the right to deduct from all payments made pursuant to the Plan such amounts as it may reasonably estimate as sufficient to satisfy federal, state and local tax withholding requirements.

9.   CHANGE IN CONTROL, AMENDMENT, AND TERMINATION

     9.1.   CHANGE IN CONTROL.

     (a) A Participant shall retain rights to payment of all Deferred Amounts, including earnings credited in accordance with this Plan, in the event of a Change in Control.

     (b)    For purposes of the Plan, a "Change in Control" means

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     (i)    the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this paragraph; or

     (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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     (iv)   approval by the shareholders of the Company of a complete
liquidation or dissolution of the Company.

     9.2 PLAN AMENDMENT AND TERMINATION. The Board of Directors or the Committee has the authority to amend, modify, and/or terminate the Plan at any time. No amendment or termination of the Plan shall in any manner adversely affect any Participant's interest in his Account, without the consent of the Participant. Without limiting the foregoing, the Board of Directors may, in its sole discretion, terminate the Plan in its entirety, in which case the value of each Participant's Account shall be paid in full to such Participant and/or such Participant's beneficiary as promptly as practicable, or the Board of Directors may freeze the Plan by precluding any further deferral elections and/or other credits, but otherwise maintain the balance of the provisions of the Plan.

10.  CLAIMS PROCEDURE

     10.1. INITIAL CLAIM. Payments under the Plan shall be paid in accordance with the provisions of the Plan. The Participant, or a beneficiary designated pursuant to Article 7 or any other person claiming through the Participant, shall mail or deliver to the Committee a written request for benefits under this Plan. Such claim shall be reviewed by the Committee or its delegate.

     10.2. DENIAL OF CLAIM. If the claim is denied, in full or in part, the Committee or its delegate shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, all appropriate information and an explanation of the steps to be taken if a review of the denial is desired.

     10.3. REVIEW OF CLAIM DENIAL. If the claim is denied and a review by the Board of Directors is desired, the Participant (or beneficiary) shall notify the Board of Directors or its delegate in writing within sixty (60) days (a claim shall be deemed denied if the Board of Directors does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial. In requesting a review, the Participant or his beneficiary may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Board of Directors.

11.  MISCELLANEOUS

     11.1. UNFUNDED PLAN. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction

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or by an opinion of counsel to the Company that such balance of the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA, which is not so exempt. In addition, in the absolute discretion of the Committee, the vested benefit of each Participant accrued under such balance of the Plan on the date of termination shall be paid immediately to such Participant in a lump sum.

     11.2. NONTRANSFERABILITY. A Participant's rights or interests in the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant's beneficiary.

     11.3. SUCCESSORS. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     11.4. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. If in the opinion of counsel for the Company, a provision of the Plan would result in the constructive receipt of income due to a change in applicable law or regulations such provision shall be deemed to be of no effect with respect to any Deferred Amounts which would be affected by such change in law or regulation.

1.5. APPLICABLE LAW. To the extent not preempted by federal law, the Plan shall be governed and construed in accordance with the laws of the state of Iowa.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed and its corporate seal to be hereunder affixed this 7th day of November, 2002.

                                         HON INDUSTRIES Inc.


                                         By:
                                             -----------------------------------

                                         Title:
                                                --------------------------------


ATTEST:

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Title:
       ----------------------------

                                      -16-